Exhibit (a)(1)(F)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF

COMMON STOCK

AT $5.00 PER SHARE

AND

ALL OUTSTANDING SHARES OF

SERIES A CONVERTIBLE PREFERRED STOCK

AT $20.00 PER SHARE

OF

CLARIENT, INC.

BY

CRANE MERGER SUB, INC.

AN INDIRECT WHOLLY OWNED SUBSIDIARY

OF

GENERAL ELECTRIC COMPANY

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 6, 2010, UNLESS THE OFFER IS EXTENDED.

November 5, 2010

To Holders of Restricted Stock:

Enclosed for your reference are the Offer to Purchase, dated November 5, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the “Offer”) by Crane Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and an indirect, wholly owned subsidiary of General Electric Company, a New York corporation (“Parent”), to purchase (i) all outstanding shares of common stock of Clarient, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Common Shares”), at a price of $5.00 per Common Share in cash and (ii) all outstanding shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Preferred Shares” and together with the Common Shares, the “Shares”), at a price of $20.00 per Preferred Share in cash, in each case without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

You are receiving this Offer to Purchase and the related Letter of Transmittal with respect to your restricted Common Shares (the “Restricted Stock”). However, you will not be entitled to tender any shares of Restricted Stock in the Offer unless and until such shares have fully vested in accordance with the terms of the applicable Company Stock Plan (as defined in the enclosed Offer to Purchase) or award agreement pursuant to which such shares of Restricted Stock were issued to you. Under certain circumstances (as described in the enclosed Offer to Purchase), the Purchaser may provide for a Subsequent Offering Period (as defined in the enclosed Offer to Purchase). To the extent that your shares of Restricted Stock vest, in accordance with the terms of the applicable Company Stock Plan or award agreement, immediately upon the change in control that will occur as of the Acceptance Time (as defined in the enclosed Offer to Purchase), you will be entitled to tender such shares into the Offer during such Subsequent Offering Period in accordance with the Offer to Purchase. Shares validly tendered in any Subsequent Offering Period will be promptly accepted for payment by the Purchaser as they are received.

The Merger Agreement (as such term is defined in the enclosed Offer to Purchase) provides that, immediately prior to the effective time of the Merger, (i) the vesting of all shares of Restricted Stock that are then unvested and awarded under any Company Stock Plan and held by any person who is, to the extent required by the terms of the applicable Company Stock Plan or award agreement, then performing services as an employee, director or consultant of the Company immediately prior to the effective time of the Merger (as defined in the enclosed Offer to Purchase), shall be fully accelerated, and (ii) each then outstanding share of Restricted Stock shall be automatically converted into the right to receive an amount equal to the Common Offer Price (as defined in the enclosed Offer to Purchase) in accordance with the Merger Agreement, subject to any withholding of taxes required by applicable law. Accordingly, if you hold unvested shares of Restricted Stock following the expiration of the Offer and immediately prior to the effective time of the Merger, and such shares are subject to acceleration and conversion into the right to receive the Common Offer Price as described above, you will receive a subsequent letter of transmittal for purposes of receiving payment in connection with the Merger with respect to such shares of Restricted Stock.